SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))



[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                             BellSouth Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

The following article will appear in an employee circular to be distributed to BellSouth employees on October 27, 2000:


                           Be sure to vote your proxy

Those of you who are BellSouth shareholders should have recently received a package containing the BellSouth proxy statement and voting information for a Special Meeting of Shareholders to be held December 5, 2000. The proxy statement provides information regarding proposals that will enable BellSouth to issue a second class of common stock, a "tracking stock," which is designed to reflect the performance and prospects of our Latin American companies. This new class of stock is a critical element in BellSouth's strategy of expanding our Latin American operations. The Latin America tracking stock would give us another capital source and would provide greater market visibility of BellSouth's pan-regional wireless presence in Latin America.

The BellSouth Board of Directors urges you to review the proxy statement carefully and then vote "FOR" the proposals. You may vote by telephone, on the Internet or by mail, or you may cast your vote in person at the Special Meeting. If you have not received your proxy statement , or if you have any questions after reviewing the material, please call 800-969-2372.

A favorable vote of a majority of BellSouth's outstanding shares is required to pass the tracking stock proposal. Your vote is very important. Please exercise your right to vote.